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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Devon Energy Corporation:

We consent to the use of our report dated March 7, 2014, with respect to the combined balance sheets of EnLink Midstream Holdings, LP Predecessor as of December 31, 2013 and 2012, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Oklahoma City, Oklahoma
March 10, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm